EXHIBIT 99.1

[BIOSOURCE LOGO]

                                                         Chief Financial Officer
                                                   BioSource International, Inc.
                                                            chuckb@biosource.com
                                                                  (805) 383-5249




BIOSOURCE INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

CAMARILLO, CALIF.  - NOVEMBER 7, 2003

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the third quarter and nine months ended September 30, 2003.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003:

Net sales for the three months ended September 30, 2003 were $10.7 million, an increase of $600,000, or 6%, compared to net sales for the three months ended September 30, 2002 and the net loss for the quarter ended September 30, 2003 was $81,000 compared to a net income of $951,000 for the comparable period in 2002. Negatively affecting the third quarter 2003 operating results was a $235,000 charge for costs incurred in connection with the previously announced indefinite leave of absence and resignation of Mr. Len Hendrickson, the Company's previous CEO. Affecting the net income for the three months ended September 30, 2002 was a favorable adjustment of $423,000 due to an arbitration settlement impacting the Company's goodwill and cumulative effect of the accounting for goodwill.

"The results of the third quarter of 2003 for BioSource were a reflection of sluggish July and August spending patterns from the major Biotech and Pharmaceutical companies and from internal activities related to Mr. Hendrickson resigning from the Company under very unfortunate circumstances," commented Mr. Robert J. Weltman, a director of the Company and former interim President and Chief Executive Officer. "I am encouraged to see that in September and October our sales patterns appeared to be getting back on track." Mr. Terrance J. Bieker, the Company's newly appointed President and Chief Executive Officer replaced Mr. Weltman on November 3, 2003.

As has been announced during 2003, to better drive growth and focus on key market opportunities the Company has divided its business into three core areas:
The Strategic Business Units ("SBU's") of Signal Transduction Products, Cytokine Products, and Custom Products. Signal Transduction Products consist of the proteins, antibodies, assays and other reagents used to study internal cellular processes. Phosphospecific antibodies and phosphoELISAs(TM) are included in this SBU. Cytokine Products include the proteins, antibodies, assays and other reagents that are used to study the processes by which cells communicate. Interleukin, growth factor and other biological response modifier products are included in this group. Custom Products include oligonucleotides, custom peptides and antibodies, cell culture and clinical diagnostics and other reagents not specifically categorized.

For the three months ended September 30, 2003, sales of the Company's Signaling product lines grew 15% compared to the comparable prior year quarter, from $2,013,000 to $2,308,000, The Company's sales growth in its Cytokine product lines for the quarter ending September 30, 2003 was 5%, growing from $4,627,000 to $4,862,000, compared to the three months ended September 30, 2002. The Company's sales in its Custom product lines increased 3% compared to the comparable prior year quarter, from $3,461,000 to $3,574,000.

The Company's revenues benefited by a $358,000 positive impact of foreign exchange for the three months ended September 30, 2003 when compared to the three months ended September 30, 2002.

"I like the Company's strategic business unit approach and believe it will help the Company, as well as the investment community understand our business and our objectives," stated Mr. Weltman. "Our sales through the first nine months of this year have grown 11%. We are growing 34% in our Signal Transduction product lines and 10% in our Cytokine product lines. Both are encouraging numbers. BioSource implemented some cost cutting measures during the third quarter of 2003 that helped reduced its operating expenses from $5.9 million in the second quarter of 2003 to $5.5 million in the third quarter of 2003, excluding the charge of $235,000 incurred in connection with Mr. Hendrickson's departure."

Gross profit margin was 53% for the three months ended September 30, 2003 and 57% for the three months ended September 30, 2002. Lower margins in our custom product lines, an increase in our royalty expense and an increase in our scrap and obsolescence accounted for a significant portion of the margin decrease.

Research and development expense for the three months ended September 30, 2003 and 2002 were $1.7 million and $1.6 million and represented 16% and 15% of sales, respectively. The increase of approximately $100,000 reflects the Company's incremental investment in additional personnel and materials primarily in the Cytokine and Signal Transduction research areas. This total investment in the Company's research capabilities has resulted in the increased release of higher quality and novel products, which has produced increased sales in both the Cytokine and Signaling product lines. The Company expects its fourth quarter of 2003 R & D expenditures to be lower than levels incurred in the third quarter of 2003 due to completed and ongoing cost reduction activities.

Selling, marketing and administrative expenses were $3.9 million for the three months ended September 30, 2003 and $3.4 million for the three months ended September 30, 2002 representing 36% and 33% of sales, respectively. G&A expenses were approximately $300,000 higher in the three months ended September 30, 2003 when compared to the three months ended September 20, 3002, due primarily to the charge of $235,000 related to costs incurred in connection with the resignation of Mr. Hendrickson. Sales and marketing expenses increased approximately $200,000 in the third quarter of 2003, compared to the third quarter of 2002 due primarily to increased payroll costs and increased marketing programs. The Company expects its fourth quarter 2003 run rate of SG&A expenditures to be lower than levels incurred in the third quarter of 2003 due to completed and ongoing cost reduction activities.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003:

Net sales for the nine months ended September 30, 2003 were a record $33.4 million, an increase of $3.2 million, or 11%, compared to net sales for the nine months ended September 30, 2002 and net income for the nine months ended September 30, 2003 was $346,000 compared to net loss of $1,097,000 for the comparable period in 2002. Through the first three quarters of 2002, the Company recognized a non-cash charge, net of applicable income taxes of $2,447,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standard 142, Accounting for Goodwill and Other Intangible Assets. Operating income for the nine months ended September 30, 2003 was $524,000 compared to $1,659,000 for the nine months ended September 30, 2002. Included in the operating results for the nine months ended September 30, 2003 is a charge of $235,000 for costs incurred in connection with the previously announced indefinite leave of absence and resignation of Mr. Hendrickson, the Company's previous CEO.

The Company's revenues benefited by a $1,529,000 positive impact of foreign exchange for the nine months ended September 30, 2003 when compared to the nine months ended September 30, 2002.

For the nine months ended September 30, 2003, sales of the Company's Signaling product lines, grew 34% compared to the comparable prior year period, from $5,273,000 to $7,049,000, The Company's sales growth in its Cytokine product lines for the nine months ending September 30, 2003 was 10%, growing from $13,871000 to $15,222000. The Company's sales in its Custom product lines increased 1% compared to the comparable prior year period, from $11,030,000 to $11,107,000.

Gross profit margin was 55% for the nine months ended September 30, 2003 and 57% for the nine months ended September 30, 2002. The Company's margin decreased 2% in part due to increases in its scrap and obsolescence and lower margins in its custom product lines during the first nine months of 2003. Lower margins from its European operations also contributed to this margin reduction.

Research and development expense for the nine months ended September 30, 2003 and 2002 were $5.5 million and $4.4 and represented 17% and 14% of sales, respectively. The increase in research and development expenses for the nine months ended September 30, 2003 when compared to the comparable prior year period reflects the Company's increased expenses in additional personnel and materials in the cytokine and signal transduction research areas. The Company has made significant investments in its R&D capabilities since the beginning of 2002. The result of this investment has been the release of significantly more and higher quality novel products and increased sales in both the Cytokine and Signaling product lines.

Selling, marketing and administrative expenses were $11.7 million for the nine months ended September 30, 2003 and $10.6 million for the nine months ended September 30, 2002, representing 35% of sales for each of the periods presented. Excluding the charge of $235,000 related to the costs incurred in connection with the resignation of Mr. Hendrickson, SG&A as a percentage of sales for the nine months ended September 30, 2003 would be 34%. In the nine months ended September 30, 2003, our G&A expenses, excluding the charge of $235,000, increased approximately $100,000 compared to the first nine months of 2002. Our sales and marketing expenses for the nine months ended September 30, 2003 increased approximately $800,000 when compared to the nine months ended September 30, 2003 due primarily to increased personnel costs and marketing programs.

The effective tax rate for the nine months ending September 30, 2003 is 23%. The Company's effective tax rate can fluctuate depending on a number of factors, including the use of forecasts of the Company's financial performance for the year ended December 31, 2003 and beyond. The Company continues to benefit from R & D and other tax credits which when applied to income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates.

"The Board of Directors and I are excited that Terry has joined BioSource as CEO, and we are confident he will be able to guide the Company effectively going forward," stated Mr. Weltman. "He has exhibited a track record of strong financial control and we are confident that he will align the Company's expenses and investments with anticipated areas of growth and return."

"I like how the Company has positioned itself for long term financial success," stated Mr. Bieker. "We are in a market that should continue to see solid levels of spending in the years ahead. This, along with our increased focus on our core areas of expertise in the development and manufacturing of signal transduction and cytokine research products, should result in increased success for us and our shareholders."

The Company will conduct a conference call today, Friday, November 7, 2003 at 10:00 A.M. Pacific Time. All interested parties may call (800) 901-5213, reservation number 31975516 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at www.biosource.com and entering the investor relations' portion of the website.

                                   ##########

         BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                 (Amounts in thousands, except per share data)
                                   (Unaudited)


                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                              SEPTEMBER 30,            SEPTEMBER 30,
                                            2003        2002        2003        2002
                                          --------    --------    --------    --------
Net sales .............................   $ 10,744      10,101      33,377      30,175
Cost of sales .........................      5,079       4,365      15,160      13,109
                                          --------    --------    --------    --------
    Gross profit ......................      5,665       5,736      18,217      17,066

Operating expenses:
    Research and development ..........      1,687       1,557       5,530       4,362
    Sales and marketing ...............      2,188       1,961       7,064       6,239
    General and administrative ........      1,729       1,394       4,664       4,325
    Amortization of intangibles .......        145         160         435         481
                                          --------    --------    --------    --------
         Total operating expenses .....      5,749       5,072      17,693      15,407
                                          --------    --------    --------    --------
Operating income (loss) ...............        (84)        664         524       1,659

Interest income (expense), net ........         (2)         21          26          82
Other expense, net ....................        (19)         (8)       (101)        (10)
                                          --------    --------    --------    --------
Income (loss) before income taxes .....       (105)        677         449       1,731
Income tax expense (benefit) ..........        (24)        149         103         381
                                          --------    --------    --------    --------
        Income (loss) before cumulative
          effect of accounting change .        (81)        528         346       1,350
Cumulative effect of accounting change
     (net of applicable income taxes of
     $1,759) ..........................       --           423        --        (2,447)
                                          --------    --------    --------    --------

Net income (loss) .....................   $    (81)        951         346      (1,097)
                                          ========    ========    ========    ========

Net income (loss) per share before
accounting change:
    Basic .............................   $  (0.01)       0.05        0.04        0.14
                                          ========    ========    ========    ========
    Diluted ...........................   $  (0.01)       0.05        0.04        0.13
                                          ========    ========    ========    ========

Net income (loss) per share:
    Basic .............................   $  (0.01)       0.10        0.04       (0.11)
                                          ========    ========    ========    ========
    Diluted ...........................   $  (0.01)       0.09        0.04       (0.11)
                                          ========    ========    ========    ========

Shares used to compute per share
amounts:
    Basic .............................      9,181       9,651       9,418       9,830
                                          ========    ========    ========    ========
    Diluted ...........................      9,181      10,029       9,729      10,289
                                          ========    ========    ========    ========

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                     SEPTEMBER 30,  DECEMBER 31,
                                                           2003          2002
                                                         --------      --------

                   ASSETS
Current assets:
   Cash and cash equivalents .......................     $  1,544         5,941
   Accounts receivable, less allowance
     for doubtful accounts of $221 at
     September 30, 2003 and $261 at
     December 31, 2002 .............................        7,199         6,157
   Inventories, net ................................       10,485         8,880
   Prepaid expenses and other current assets .......        1,106           538
   Deferred income taxes ...........................        2,245         1,873
                                                         --------      --------
             Total current assets ..................       22,579        23,389

Property and equipment, net ........................        6,675         7,398
Intangible assets net of accumulated
  amortization of $3,090 at September
  30, 2003 and $2,655 at December 31, 2002 .........        5,641         6,076
Goodwill ...........................................          307           307
Other assets .......................................          569           526
Deferred tax assets ................................        8,810         8,810
                                                         --------      --------
                                                         $ 44,581        46,506
                                                         ========      ========
    LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable ................................     $  2,547         3,115
   Accrued expenses ................................        3,085         2,910
   Deferred revenue ................................          291           427
   Income tax payable ..............................          403           341
                                                         --------      --------
             Total current liabilities .............        6,326         6,793
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
     20,000,000 shares:  issued and
     outstanding 9,260,020 shares at
     September 30, 2003 and 9,676,931
     at December 31, 2002 ..........................            9            10
Additional paid-in capital .........................       41,975        44,500
Accumulated deficit ................................       (3,036)       (3,382)
Accumulated other comprehensive loss ...............         (693)       (1,415)
                                                         --------      --------
             Net stockholders' equity ..............       38,255        39,713
                                                         --------      --------
                                                         $ 44,581        46,506
                                                         ========      ========